Exhibit 99.1

Eureka Acquisition Corp Announces the Separate Trading of its Class A Ordinary Shares

and Rights, Commencing on September 12, 2024

Hong Kong, Sept. 10, 2024 (GLOBE NEWSWIRE) -- Eureka Acquisition Corp (the “Company”) (Nasdaq: EURK), a blank check company, today announced that, commencing on September 12, 2024, holders of the 5,750,000 units (the “Units”) sold in the Company’s initial public offering (the “Offering”) including Units sold upon a full exercise of the underwriters’ over-allotment option, may elect to separately trade the Class A ordinary shares and rights included in the Units. Any Units not separated will continue to trade on the NASDAQ Capital Market (“NASDAQ”) under the symbol “EURKU.” Any underlying Class A ordinary shares and rights that are separated will trade on the NASDAQ under the symbols “EURK” and “EURKR,” respectively. Holders of Units will need to have their brokers contact the Company’s transfer agent, Continental Stock Transfer & Trust Company, in order to separate the holders’ Units into Class A ordinary shares and rights.

The Units were initially offered by the Company in an underwritten offering. Maxim Group LLC acted as the sole book-running manager for the Offering. A registration statement on Form S-1 (File No. 333-277780) relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on July 1, 2024. The Offering was made only by means of a prospectus, copies of which may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022, or by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Eureka Acquisition Corp

Eureka Acquisition Corp is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” that involve risks and uncertainties. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Eureka Acquisition Corp, including those set forth in the Risk Factors section of Eureka Acquisition Corp’s registration statement and prospectus for the Offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. Eureka Acquisition Corp undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:

Fen Zhang

Chairman and Chief Executive Officer

Email: eric.zhang@hercules.global

Tel: +86 135 0189 0555